U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 3)

AMENDED REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Third Amended Report February 5, 2014

(Date of earliest event reported): April 24, 2013

Internet Infinity, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-27633	95-4679342
(state of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

220 Nice Lane #108

Newport Beach, CA 92663

Mail address: Box 1009

Newport Beach, CA 92659

(310) 493-2244

(Address and telephone number of registrant’s principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

1. The principal accountant John Kinross-Kennedy report on the financial statements for each of the past two years ended March 31, 2011 and March 31, 2012 and subsequent interim periods through December 31, 2012 contained an explanatory paragraph describing an uncertainty about our Company ability to continue as a going concern.

2. For each of the past two years ended March 31, 2012 and March 2011 and subsequent interim periods through April 24, 2013 preceding the termination of Kinross-Kennedy, there were no disagreements with the former accountant Kinross-Kennedy on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. state which if not resolved to the Satisfaction of Kennedy, would have caused it to make reference to the subject matter of the disagreement in connection with its report during Company’s two most recent fiscal years and any subsequent interim period preceding through the dismissal of Kennedy.

3. For each of the past two years ended March 31, 2012 and March 2011 and subsequent interim periods through December 31, 2012 and preceding the dismissal of Kinross-Kennedy and the retention of Anton & Chia, LLP, no new independent accountant had been engaged as either the principal accountant to audit the registrant’s financial statements, or as an independent accountant to audit a significant subsidiary and on whom the principal accountant is expected to express reliance in its report. Also, during this time there was no consultation with any other accountant prior to the retention of Anton & Chia, LLC.

4. We have provided the former accountant Kinross-Kennedy, a copy of the original 8K of 4/23/13, Amendment No. 1 Filed May 8, 2013 and SEC response of May 09, 2013 along with the disclosures we are making in response to this Item 304 that we are sending to the Commission for review. We have requested the former accountant Kinross-Kennedy to furnish us with a letter addressed to the Commission stating whether it agrees with the statements made by us the registrant in response to this Item 304(a) and, if not, stating the respects in which it does not agree.

We the registrant have requested the former accountant to provide the above-referenced letter as promptly as possible so that the registrant can file the letter with the Commission. However, the former accountant has failed to provide the requested letter, and had indicated he will not do so.

On April 22, 2013, Internet Infinity, Inc. (“Company”), through and with the recommendation of its Audit Committee and approval of its Board of Directors, engaged Anton & Chia, LLC. CPAs as its independent registered public accounting firm.

5. Concurrent with the engagement of Anton & Chia, LLC. (“Anton & Chia”), the Company dismissed the engagement of Kinross-Kennedy (“Kennedy”) from its position as the Company’s independent registered public accounting firm. Kennedy served as the Company’s independent registered public account firm since July 31, 2010. No report on the Company’s financial statements prepared by Kennedy during the fiscal years ended March 31, 2012 and March 31, 2011 and the subsequent interim period through April 24, 2013 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except an explanatory paragraph describing an uncertainty about our Company ability to continue as a going concern. Further, during the fiscal years ended March 31, 2012 and March 31, 2011 and the subsequent interim period through April 24, 2013, there were no disagreements between the Company and Kennedy on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Kennedy, would have caused it to make reference to the subject matter of the disagreement in connection with a report. The Company’s Audit Committee recommended the dismissal of Kennedy, and such recommendation was adopted by the Company’s Board of Directors.

In accordance with Item 304(a) (3) of Regulation S-K, the Company has provided Kennedy a copy of the disclosures it is making in this Amended Current Report on Form 8-K prior to filing with the SEC and requested that Kennedy furnish the Company with a letter addressed to the SEC stating whether or not Kennedy agrees with the above statements including the Recent Accounting Pronouncement stated above in Item 1. Concerning “Going Concern.”

During the fiscal years ended March 31, 2012 and March 31, 2011 and the subsequent interim period through April 22, 2013 and preceding the engagement of Anton & Chia, neither the Company nor anyone on its behalf has consulted with Anton & Chia regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Although we have requested the letter from Kincross-Kennedy no letter has been provided, and Kennedy has indicated that no letter is forthcoming.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Internet Infinity, Inc.

Date: February 5, 2014	By:	/s/ George Morris
George Morris, Chief Executive Officer
Chief Financial Officer

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